                                 Exhibit 99.1

Skilled Healthcare Group Announces Credit Facility Amendment and Redemption of Senior Subordinated Notes
FOOTHILL RANCH, Calif., April 12, 2012 -- Skilled Healthcare Group, Inc. (NYSE: SKH) announced today that the Company has amended its existing senior secured credit facility, completing the previously announced $100 million increase to its existing senior secured term loan. All term debt borrowings under the amended credit facility will now bear interest at a rate equal to (i) for Eurocurrency loans, LIBOR plus 5.25% (with a LIBOR floor of 1.5%) and (ii) for base rate loans, the applicable base rate plus 4.25%. Revolving line of credit borrowings under the amended credit facility will now bear interest at a rate equal to (i) for Eurocurrency loans, LIBOR plus either 4.5% or 4.25% (with no LIBOR floor) based on the Company's consolidated leverage ratio and (ii) for base rate loans, the applicable base rate plus either 3.5% or 3.25% based on the Company's consolidated leverage ratio. Under the amended credit facility the revolving line of credit will still mature on April 9, 2015 and the term loan will still mature on April 9, 2016. The Company is using the net proceeds of the incremental term loan, together with a draw on the revolving line of credit, to fund the redemption of the Company's outstanding senior subordinated notes as discussed below. The effects of the credit facility amendment, coupled with the redemption of the Company's outstanding senior subordinated notes, will result in a slightly lower weighted average interest rate of the Company's debt once the redemption of the senior subordinated notes is completed. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC acted as joint bookrunners and joint lead arrangers for the incremental term loan.
In conjunction with the credit facility amendment, today the Company delivered to the holders of its outstanding 11% Senior Subordinated Notes due 2014 (the "Notes") an irrevocable notice that it will redeem the entire $130 million of outstanding aggregate principal of Notes. The redemption date for the Notes is May 12, 2012. Pursuant to the terms of the indenture governing the terms of the Notes, the Notes will be redeemed at par, plus accrued and unpaid interest to (but excluding) the redemption date. Also today. the Company has deposited the full aggregate redemption price with the indenture trustee.
About Skilled Healthcare Group
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $870 million and approximately 13,800 employees as of December 31, 2011. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. References made in this release to "Skilled Healthcare," "the Company," "we," "us" and "our" refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Forward-Looking Statements
This release includes "forward-looking statements". You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein), and in its subsequent reports on Form 8-K, as well as on market and other conditions that are outside of the Company's control.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.
Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800